news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
APRIL 29, 2016

Chevron Reports First Quarter Loss of $725 Million

San Ramon, Calif., April 29, 2016 – Chevron Corporation (NYSE: CVX) today reported a loss of $725 million ($0.39 per share – diluted) for first quarter 2016, compared with earnings of $2.6 billion ($1.37 per share – diluted) in the 2015 first quarter. Foreign currency effects decreased earnings in the 2016 quarter by $319 million, compared with an increase of $580 million a year earlier.
Sales and other operating revenues in first quarter 2016 were $23 billion, compared to $32 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2016	2015
Earnings by business segment
Upstream	$(1,459)	$1,560
Downstream	735	1,423
All Other	(1)	(416)
Total (1)(2)	$(725)	$2,567
(1) Includes foreign currency effects	$(319)	$580
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“First quarter results declined from a year ago,” said Chairman and CEO John Watson. “Our Upstream business was impacted by a more than 35 percent decline in crude oil prices. Our Downstream operations continued to perform well, although overall industry conditions and margins this quarter were weaker than a year ago.”
“Our efforts are focused on improving free cash flow,” Watson stated. “We are controlling our spend and getting key projects under construction online, which will boost revenues. We announced first LNG production and first cargo shipment from Train 1 at the Gorgon Project in March. Production from the Angola LNG plant is imminent and a cargo shipment is expected in May. Earlier in the year, we started up production at the Chuandongbei Project in China, and we continue to ramp up production in the Permian Basin and elsewhere.”
“We continue to lower our cost structure with better pricing, work flow efficiencies and matching our organizational size to expected future activity levels,” Watson added. “Our capital spending is coming down. We are moving our focus to high-return, shorter-cycle projects and pacing longer-cycle investments."

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UPSTREAM
Worldwide net oil-equivalent production was 2.67 million barrels per day in first quarter 2016, compared with 2.68 million barrels per day in the 2015 first quarter. Production increases from project ramp-ups in the United States, Nigeria and other areas, and production entitlement effects in several locations, were offset by the Partitioned Zone shut-in and normal field declines.

U.S. Upstream

	Three Months Ended March 31
Millions of dollars	2016	2015
Earnings	$(850)	$(460)
U.S. upstream operations incurred a loss of $850 million in first quarter 2016 compared to a loss of $460 million from a year earlier. The decrease was due to lower crude oil and natural gas realizations, partially offset by lower operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $26 in first quarter 2016, down from $43 a year ago. The average sales price of natural gas was $1.32 per thousand cubic feet, compared with $2.27 in last year’s first quarter.
Net oil-equivalent production of 701,000 barrels per day in first quarter 2016 was up 2,000 barrels per day from a year earlier. Production increases due to project ramp-ups in the Gulf of Mexico, the Marcellus Shale in western Pennsylvania, and the Permian Basin in Texas and New Mexico were mostly offset by maintenance-related downtime in the Gulf of Mexico, normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production in first quarter 2016 was essentially unchanged at 490,000 barrels per day, while net natural gas production increased 1 percent to 1.27 billion cubic feet per day.

International Upstream

	Three Months Ended March 31
Millions of dollars	2016	2015
Earnings*	$(609)	$2,020
*Includes foreign currency effects	$(298)	$522
International upstream operations incurred a loss of $609 million in first quarter 2016 compared with earnings of $2.02 billion a year earlier. The decrease was due to lower crude oil and natural gas realizations, the absence of a first quarter 2015 reduction in statutory tax rates in the United Kingdom, and lower gains on asset sales. Partially offsetting these effects were higher liftings and lower exploration expenses. Foreign currency effects decreased earnings by $298 million in the 2016 quarter, compared with an increase of $522 million a year earlier.
The average sales price for crude oil and natural gas liquids in first quarter 2016 was $29 per barrel, down from $46 a year earlier. The average price of natural gas was $3.91 per thousand cubic feet, compared with $5.01 in last year’s first quarter.
Net oil-equivalent production of 1.97 million barrels per day in first quarter 2016 decreased 17,000 barrels per day, or 1 percent, from a year ago. Production increases from project ramp-ups in Nigeria and other areas, and production entitlement effects in several locations, were more than offset by the Partitioned Zone shut-in and normal field declines. The net liquids component of oil-equivalent production decreased 2 percent to 1.29 million barrels per day in the 2016 first quarter, while net natural gas production was essentially unchanged at 4.04 billion cubic feet per day.

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DOWNSTREAM
U.S. Downstream

	Three Months Ended March 31
Millions of dollars	2016	2015
Earnings	$247	$706
U.S. downstream operations earned $247 million in first quarter 2016 compared with earnings of $706 million a year earlier. The decrease was primarily due to lower margins on refined products, an asset impairment, higher operating expenses primarily due to planned turnaround activity in first quarter 2016, and lower earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input in first quarter 2016 increased 4 percent to 957,000 barrels per day from the year-ago period.
Refined product sales of 1.21 million barrels per day were unchanged from first quarter 2015. Branded gasoline sales of 510,000 barrels per day were up 1 percent from the 2015 period.

International Downstream

	Three Months Ended March 31
Millions of dollars	2016	2015
Earnings*	$488	$717
*Includes foreign currency effects	$(48)	$54
International downstream operations earned $488 million in first quarter 2016 compared with $717 million a year earlier. The decrease was primarily due to lower margins on refined product sales, partially offset by lower operating expenses and a favorable change in effects on derivative instruments. Foreign currency effects decreased earnings by $48 million in first quarter 2016, compared with an increase of $54 million a year earlier.
Refinery crude oil input of 795,000 barrels per day in first quarter 2016 increased 13,000 barrels per day from the year-ago period, mainly due to lower turnaround activity, partially offset by the divestment of Caltex Australia Limited.
Total refined product sales of 1.44 million barrels per day in first quarter 2016 were down 144,000 barrels per day from the year-ago period, mainly as a result of the Caltex Australia Limited divestment.

ALL OTHER

	Three Months Ended March 31
Millions of dollars	2016	2015
Net Charges*	$(1)	$(416)
*Includes foreign currency effects	$27	$4
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2016 were $1 million, compared with $416 million in the year-ago period. The change between periods was mainly due to lower corporate tax items.

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CASH FLOW FROM OPERATIONS
Cash flow from operations in first quarter 2016 was $1.1 billion, compared with $2.3 billion in the corresponding 2015 period. Excluding working capital effects, cash flow from operations in first quarter 2016 was $2.1 billion, compared with $4.3 billion in the corresponding 2015 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in first quarter 2016 were $6.5 billion, compared with $8.6 billion in the corresponding 2015 period. The amounts included $791 million in first quarter 2016 and $730 million in the corresponding 2015 period for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in first quarter 2016.

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NOTICE
Chevron’s discussion of first quarter 2016 earnings with security analysts will take place on Friday, April 29, 2016, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas

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or other actions that might be imposed by the Organization of Petroleum Exporting Countries or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 23 of the company’s 2015 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
REVENUES AND OTHER INCOME	2016	2015

Sales and other operating revenues *	$23,070	$32,315
Income from equity affiliates	576	1,401
Other income	(93)	842
Total Revenues and Other Income	23,553	34,558
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	11,225	17,193
Operating, selling, general and administrative expenses	6,402	6,339
Exploration expenses	370	592
Depreciation, depletion and amortization	4,403	4,411
Taxes other than on income *	2,864	3,118
Total Costs and Other Deductions	25,264	31,653
Income (Loss) Before Income Tax Expense	(1,711)	2,905
Income tax expense (benefit)	(1,004)	305
Net Income (Loss)	(707)	2,600
Less: Net income attributable to noncontrolling interests	18	33
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$(725)	$2,567

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$(0.39)	$1.38
- Diluted	$(0.39)	$1.37
Dividends	$1.07	$1.07

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,869,775	1,866,655
- Diluted	1,869,775	1,876,498

* Includes excise, value-added and similar taxes.	$1,652	$1,877

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2016	2015
Upstream
United States	$(850)	$(460)
International	(609)	2,020
Total Upstream	(1,459)	1,560
Downstream
United States	247	706
International	488	717
Total Downstream	735	1,423
All Other (1)	(1)	(416)
Total (2)	$(725)	$2,567

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2016	Dec. 31, 2015
Cash and Cash Equivalents	$8,562	$11,022
Marketable Securities	$317	$310
Total Assets (3)	$263,842	$264,540
Total Debt (3)	$42,339	$38,549
Total Chevron Corporation Stockholders' Equity	$150,307	$152,716

	Three Months Ended March 31
CASH FLOW FROM OPERATIONS	2016	2015
Net Cash Provided by Operating Activities	$1,141	$2,319
Net increase in Operating Working Capital	$(993)	$(1,985)
Net Cash Provided by Operating Activities Excluding Working Capital	$2,134	$4,304

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (4)	2016	2015
United States
Upstream	$1,276	$2,318
Downstream	421	285
Other	22	63
Total United States	1,719	2,666
International
Upstream	4,690	5,842
Downstream	59	75
Other	1	—
Total International	4,750	5,917
Worldwide	$6,469	$8,583
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) 2015 conforms to 2016 presentation.
(4) Includes interest in affiliates:
United States	$336	$234
International	455	496
Total	$791	$730

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2016	2015
United States	490	489
International	1,291	1,312
Worldwide	1,781	1,801
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,266	1,257
International	4,044	4,026
Worldwide	5,310	5,283
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	701	699
International	1,965	1,982
Worldwide	2,666	2,681
SALES OF NATURAL GAS (MMCF/D):
United States	3,808	4,139
International	4,558	4,445
Worldwide	8,366	8,584
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	129	128
International	88	107
Worldwide	217	235
SALES OF REFINED PRODUCTS (MB/D):
United States	1,210	1,206
International (5)	1,436	1,580
Worldwide	2,646	2,786
REFINERY INPUT (MB/D):
United States	957	918
International	795	782
Worldwide	1,752	1,700

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	49	51
Venezuela Affiliate	27	30
(3) Includes natural gas consumed in operations (MMCF/D):
United States	67	69
International	428	451
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	369	485